SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                         SEC File Number 0-16322
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                                                          CUSIP Number 299149203
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                                   (Mark One):

[X] Form 10-K and Form 10-KSB               [  ] Transition Report on Form 10-K
[ ] Form 20-F                               [  ] Transition Report on Form 20-F
[ ] Form 11-K                               [  ] Transition Report on Form 11-K
[ ] Form 10-Q and Form 10-QSB               [  ] Transition Report on Form 10-Q
[ ] Form N-SAR                              [  ] Transition Report on Form N-SAR

For the period ended March 31, 1999     For the Transition Period Ended:........
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                         PART I--Registrant Information
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                                ECOS Group, Inc.
                                ---------------
                            (Full Name of Registrant)

                         Evans Environmental Corporation
                         -------------------------------
                           (Former name if applicable)

                      99 Southeast Fifth Street, 4th floor.
                      -------------------------------------
                              Miami, Florida 33131
                              --------------------
                    (Address of Principal Executive Offices)

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                       PART II--Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [xx]     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
     [xx]     (b) The subject annual report will be filed on or before the fifteenth calendar day following the prescribed due date.
     [  ]     (c) The accountant's statement or other exhibit required by
                  Rule 12b-25(c) has been attached if applicable.


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                              PART III--Narrative
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State below in reasonable detail the reasons why Form 10-KSB could not be filed within the prescribed period.

     Due to a change of its internal accounting staff the Company started its audit much later than expected.

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                           PART IV--Other Information
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(1)  Name and telephone number of person to contact in regard to this notification

          Dr. Charles C. Evans, Chairman of the Board     305         374-8300
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                (name)                                (area code)    (telephone)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), been filed? If answer is no, identify report (s).
                                                                   Yes X   No___

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                    Yes___  No X


                                ECOS Group, Inc.
                                ----------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date  June 29, 1999                               By: /s/ Ana Caminas
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                                                     Ana Caminas
                                                     Chief Financial Officer


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